EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-35101, Form S-3 No. 033-62639, Form S-4 No. 333-144332, Form S-4 No. 333-136854, and Form S-4 No. 333-104474) of Northwest Pipeline GP and in the related Prospectuses of our report dated February 26, 2008, with respect to the consolidated financial statements and schedule of Northwest Pipeline GP included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ ERNST & YOUNG LLP
Houston, Texas
February 26, 2008